EXHIBIT 99

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 25, 2005

HURCO REPORTS RECORD ORDERS, SALES AND OPERATING INCOME IN ITS SECOND QUARTER 2005 RESULTS
INDIANAPOLIS, INDIANA, — May 25, 2005—Hurco Companies, Inc. (Nasdaq:HURC) today announced that for its second fiscal quarter, which ended April 30, 2005, it recorded net income of $3,299,000, or $.52 per share, compared to $1,737,000, or $.29 per share, for the corresponding quarter of 2004. For the first six months of fiscal 2005, Hurco recorded net income of $6,329,000 or $1.00 per share, compared to $2,406,000, or $.41 per share, for the corresponding 2004 period.
Sales and service fees for the second quarter of fiscal 2005 were the highest in the Company’s history and totaled $30,990,000, an increase of $6,735,000, or 28%, from the amount recorded in the corresponding quarter of 2004. The Company attributed the significant growth in its revenues to a 27% increase in unit sales of its computerized machine tools. Hurco has introduced several new machine tool models over the past two and one half years and shipments of those models represented 70% of all units shipped during the quarter. In addition, approximately $1,200,000, or 18%, of the revenue increase was attributable to the favorable effects of stronger European currencies in relation to the U.S. dollar. Approximately 68% of Hurco’s sales during the 2005 period were made outside the United States and were denominated in local currencies (primarily the Euro and Pound Sterling) and translated to U.S. dollars for financial reporting purposes.
New order bookings for the second quarter of fiscal 2005 were also the highest in the company’s history and totaled $32,932,000, an increase of $10,587,000, or 47%, from the amount recorded in the second quarter of 2004. Approximately $1,300,000, or 12%, of the increase was attributable to currency translation. For the six months ended April 30, 2005, new orders totaled $59,816,000 and increased $13,925,000, or 31%, over the 2004 period of which $2,500,000, or 18%, of the increase was attributable to currency translation. Backlog was $11,473,000 at April 30, 2005, compared to $9,629,000 at January 31, 2005, and $12,746,000 at October 31, 2004.
Gross margin for the second quarter of fiscal 2005 was 34.7% compared to 30.6% for the prior year period. The improvement was due to the combined effects of increased unit sales and the favorable effects of stronger European currencies. Selling, general and administrative expenses were $6,363,000 for the 2005 period, an increase of $1,236,000, or 24%, over the amount recorded for the corresponding 2004 period, due to increased research and development spending and sales and marketing expenses.
Operating income for the second quarter of fiscal 2005 was a record for Hurco and totaled $4,404,000, or 14% of sales and service fees, compared to $2,286,000, or 9% of sales and service fees, for the same period in the prior year.
Total debt was $4,395,000 at April 30, 2005, as compared to $4,600,000 at October 31, 2004, and represented 8% of the Company’s total capitalization, which aggregated $52,641,000. As of April 30, 2005, the Company had unutilized credit facilities of $11,047,000 available for direct borrowing or commercial letters of credit.
Michael Doar, Chief Executive Officer, stated, "The financial results for our second quarter are very rewarding because they reflect what our company can do when we focus our efforts on designing and building the best machine tools and software for the markets we serve. We recorded record orders in the second quarter indicating the growing enthusiasm for our expanded line of machine tools all over the world. Even in Europe, where the economy has been somewhat soft, the dollar value of orders increased 29% in the second quarter of 2005 compared to the first quarter of 2005.”
“The customer response to our machines at the shows we attended in China and Singapore were very positive. In addition, the introduction of our lathe product line continues to be on schedule and positive as lathe sales totaled approximately $1,400,000 during the second quarter and has contributed $2,200,000 to sales for the full fiscal year.”
“We are building momentum and making the most of our strengths and opportunities. We want to continue to gain market share in the U.S. and we are expanding our presence in China. We also have begun to explore our opportunities in India.”
Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Stephen J. Alesia
Vice President & CFO
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,

	2005	2004	2005	2004
	(unaudited)		(unaudited)
Sales and service fees	$30,990	$24,255	$61,236	$46,973

Cost of sales and service	20,223	16,842	40,729	33,029
Gross profit	10,767	7,413	20,507	13,944

Selling, general and administrative expenses	6,363	5,127	12,550	10,054
Operating income	4,404	2,286	7,957	3,890

Interest expense	86	117	169	261

Variable Option Expense	-	67	-	322

Other income (expense), net	(238)	23	(309)	(147)

Income before taxes	4,080	2,125	7,479	3,160

Provision for income taxes	781	388	1,150	754

Net income	$3,299	$1,737	$6,329	$2,406

Earnings per common share

Basic	$0.53	$0.31	$1.03	$0.43
Diluted	$0.52	$0.29	$1.00	$0.41

Weighted average common shares outstanding
Basic	6,193	5,695	6,131	5,641
Diluted	6,370	5,976	6,307	5,838

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,

Operating Data:	2005	2004	2005	2004
	(unaudited)		(Unaudited)
Gross margin	34.7%	30.6%	33.5%	29.7%

SG&A expense as a percentage of sales	20.5%	21.1%	20.5%	21.4%

Operating income as a percentage of sales	14.2%	9.4%	13.0%	8.3%

Income before taxes as a percentage of sales	13.2%	8.8%	12.2%	6.7%

Depreciation	305	310	622	641

Capital expenditures	452	519	1,075	990

Balance Sheet Data:	4/30/2005	4/30/2004

Working capital (excluding short term debt)	$35,504	$23,057

Days sales outstanding	44	47

Inventory turns	2.3	2.6

Capitalization
Total debt	$4,395	$5,330
Shareholders' equity	48,246	33,347
Total	$52,641	$38,677

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	April 30,	October 31,
	2005	2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$11,669	$8,249
Cash - restricted	-	277
Accounts receivable	18,195	17,337
Inventories	33,828	28,937
Other	3,494	1,672
Total current assets	67,186	56,472

Property and equipment:
Land	761	761
Building	7,218	7,205
Machinery and equipment	12,880	12,106
Leasehold improvements	712	676
	21,571	20,748
Less accumulated depreciation and amortization	(13,003)	(12,512)
	8,568	8,236

Software development costs, less amortization	3,098	2,920
Investments and other assets	5,825	5,818
	$84,677	$73,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,189	$18,361
Accrued expenses	11,493	11,447
Current portion of long-term debt	321	317
Total current liabilities	32,003	30,125

Non-current liabilities:
Long-term debt	4,074	4,283
Deferred credits and other obligations	354	583
Total liabilities	36,431	34,991

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,201,920 and
6,019,594 shares issued, respectively	620	602
Additional paid-in capital	47,487	46,778
Retained earnings (deficit)	2,887	(3,442)
Accumulated other comprehensive income	(2,748)	(5,483)
Total shareholders' equity	48,246	38,455
	$84,677	$73,446